Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-203909) of Black Stone Minerals, L.P. of our report dated October 7, 2014, with respect to the consolidated financial statements of Black Stone Minerals Company, L.P., the predecessor to Black Stone Minerals, L.P., as of December 31, 2013, and for the year then ended.

/s/ UHY LLP

Farmington Hills, Michigan

March 8, 2016